                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                                    0-8902
                      ----------------------------------
                            Commission File Number


                      REAL ESTATE FUND INVESTMENT TRUST
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                            304 South Main Street
                                 P.O. Box 396
                      Fountain Inn, South Carolina 29644
                                (864) 862-3765
--------------------------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


            Shares of Beneficial Interest, par value $1 per share
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                     None
--------------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / /        Rule 12h-3(b)(1)(ii)     /X/
     Rule 12g-4(a)(1)(ii)   /X/        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /

              Approximate number of holders of record as of the
                        certification or notice date:

                                     397
                             --------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, REAL ESTATE FUND INVESTMENT TRUST has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   November 5, 1996               By:  /s/ Blake P. Garrett, Jr.
        -----------------                   -------------------------------
                                            Blake P. Garrett, Jr.
                                            Vice President and Trustee